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                                                            EXHIBIT-99.B(j)(A)



                         Independent Auditors' Consent



Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Arizona Tax-Free Fund, California Limited Term Tax-Free Fund, California Tax-Free Fund, Colorado Tax-Free Fund, Minnesota Intermediate Tax-Free Fund, Minnesota Tax-Free Fund, National Limited Term Tax-Free Fund, National Tax-Free Fund and Oregon Tax-Free Fund, each a series of Wells Fargo Funds Trust, dated August 7, 2000, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Auditors" in the statement of additional information.


                                                 /s/  KPMG LLP

San Francisco, California
October 30, 2000